Exhibit 99.1

Wynn Macau Prices Hong Kong IPO at the Top of the Range

LAS VEGAS—(BUSINESS WIRE)—September 30, 2009— Wynn Resorts, Limited (NADSAQ: WYNN) announced today that Wynn Macau, Limited, a newly formed and indirect wholly owned subsidiary of Wynn Resorts, Limited and a developer, owner and operator of destination casino gaming and entertainment resort facilities focused exclusively on Macau, has determined the price for its proposed offering of 1,250,000,000 ordinary shares of Wynn Macau, Limited. The offering price is HK$10.08 (equivalent to approximately US$1.30) per share, representing proceeds of approximately US$1.6 billion and 25% of the post-issuance capital base of Wynn Macau, Limited. The offering is expected to close on or about October 9, 2009, subject to the satisfaction of customary closing conditions.

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Encore (www.encorelasvegas.com) and Wynn Macau (www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites, an approximately 111,000 square foot casino, 22 food and beverage outlets, an on-site 18-hole golf course, approximately 223,000 square feet of meeting space, an on-site Ferrari and Maserati dealership, and approximately 74,000 square feet of retail space.

We opened Encore, an expansion of Wynn Las Vegas on December 22, 2008. Encore is located immediately adjacent to Wynn Las Vegas and features a 2,034 all-suite hotel, approximately 72,000 square foot casino, 12 food and beverage outlets, a night club, a spa and salon, approximately 60,000 square feet of meeting space and approximately 27,000 square feet of upscale retail outlets.

Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China and currently features 600 deluxe hotel rooms and suites, approximately 205,000 square foot casino, casual and fine dining in five restaurants, approximately 46,000 square feet of retail space, a health club, pool and spa, along with lounges and meeting facilities.

The company is also constructing the Encore at Wynn Macau, which will be fully integrated into the existing operations at Wynn Macau and solidify Wynn Macau’s position as the premier destination in Macau.

Source: Wynn Resorts, Limited

Wynn Resorts, Limited

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com